PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED DECEMBER 19, 2000                 REGISTRATION NO. 333-50282

                                 $1,660,000,000

                             SANMINA-SCI CORPORATION

            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2020

                           AND SHARES OF COMMON STOCK

      This prospectus supplement relates to the resale by the selling securityholders of zero coupon convertible subordinated notes due 2020 of Sanmina-SCI Corporation and the shares of common stock, par value of $0.01 per share, of Sanmina-SCI Corporation issuable upon the conversion of the notes.

      This prospectus supplement should be read in conjunction with the prospectus dated December 19, 2000 and the prospectus supplements dated January 12, 2001, January 31, 2001, March 2, 2001, April 6, 2001, April 23, 2001, June
13, 2001, July 3, 2001, September 30, 2001, and April 2, 2002 which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

      The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholder as listed below. All information concerning beneficial ownership has been furnished by the selling securityholder.


                                 PRINCIPAL
                                 AMOUNT AT
                                MATURITY OF                     NUMBER OF
                                 DEBENTURES     PERCENTAGE      SHARES OF           PERCENTAGE
                                BENEFICIALLY        OF         COMMON STOCK         OF COMMON
                                 OWNED THAT     DEBENTURES     THAT MAY BE            STOCK
NAME (3)                         MAY BE SOLD    OUTSTANDING     SOLD (1)(4)        OUTSTANDING(2)
--------                         -----------    -----------     -----------        --------------
Deutsche Banc Securities Inc     1,300,000          *               8,427                *

*Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion rate of
6.4826 shares for each $1,000 principal amount at maturity. However, this conversion rate will be subject to adjustment as described under "Description of Debentures - Conversion of Debentures by Holders." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 524,152,046 shares of common stock outstanding as of June 7, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                 MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is June 10, 2002.


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